As filed with the Securities and Exchange Commission on April 22, 2011
Registration No. 333-113399

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Conexant Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	25-1799439 (I.R.S. Employer Identification No.)
4000 MacArthur Boulevard
Newport Beach, California 92660-3095
(Address, Including Zip Code, of Principal Executive Offices)

GlobespanVirata, Inc. 1999 Equity Incentive Plan
GlobespanVirata, Inc. 1999 Supplemental Stock Option Plan
Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive
Plan
Globespan Semiconductor, Inc. 1996 Equity Incentive Plan
Globespan Semiconductor, Inc. 1999 Directors Stock Plan
GlobespanVirata 2000 Stock Option Sub Plan for French Employees
Virata Corporation 1999 Non-Employee Director Compensation Plan
Agranat Systems, Inc. 1996 Stock Option Plan
ATecoM, Inc. 1996 Stock Plan
D2 Technologies, Inc. Tandem Stock Option Plan
Excess Bandwidth 1998 Equity Incentive Plan
Internext Compression, Inc. 1997 Equity Incentive Plan
iCompression, Inc. 1998 Equity Incentive Plan
Inverness Systems Ltd. Share Option Plan
T.Sqware, Inc. 1997 Option Plan
T.Sqware, Inc. 1997 Stock Option Sub Plan for French Employees
Ultima Communication, Inc. 1999 Stock Option/Stock Issuance Plan
(Full Title of the Plan)

Sailesh Chittipeddi
President and Chief Executive Officer
Conexant Systems, Inc.
4000 MacArthur Boulevard
Newport Beach, California 92660-3095
(949) 483-4600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

EXPLANATORY NOTE
     Conexant Systems, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 8, 2004 (Commission File No. 333-113399 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the GlobespanVirata, Inc. 1999 Equity Incentive Plan, the GlobespanVirata, Inc. 1999 Supplemental Stock Option Plan, the Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan, the Globespan Semiconductor, Inc. 1996 Equity Incentive Plan, the Globespan Semiconductor, Inc. 1999 Directors Stock Plan, the GlobespanVirata 2000 Stock Option Sub Plan for French Employees, the Virata Corporation 1999 Non-Employee Director Compensation Plan, the Agranat Systems, Inc. 1996 Stock Option Plan, the ATecoM, Inc. 1996 Stock Plan, the D2 Technologies, Inc. Tandem Stock Option Plan, the Excess Bandwidth 1998 Equity Incentive Plan, the Internext Compression, Inc. 1997 Equity Incentive Plan, the iCompression, Inc. 1998 Equity Incentive Plan, the Inverness Systems Ltd. Share Option Plan, the T.Sqware, Inc. 1997 Option Plan, the T.Sqware, Inc. 1997 Stock Option Sub Plan for French Employees, and the Ultima Communication, Inc. 1999 Stock Option/Stock Issuance Plan (collectively, the “Plans”). Prior to giving effect to the Registrant’s June 30, 2008 reverse stock split, a total of 44,000,000 shares of Common Stock were initially registered for issuance under the Registration Statement.
     Effective on April 19, 2011, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of February 20, 2011, by and between the Registrant, Gold Holdings, Inc. (“Parent”) and Gold Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as a wholly owned subsidiary of Parent. Pursuant to the Merger, each outstanding share of Common Stock was converted into the right to receive $2.40 in cash, without interest and subject to any applicable withholding tax.
     As a result of the Merger, the Registrant has terminated the offering of the Common Stock pursuant to its existing registration statements, including the Registration Statement, and no future awards will be made under the Plans. The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is to deregister any and all of the previously registered shares of Common Stock that remain available for issuance under the Plans (the “Plan Shares”). The Plan Shares are hereby deregistered.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on April 21, 2011.

CONEXANT SYSTEMS, INC.
By:	/s/ Sailesh Chittipeddi
Sailesh Chittipeddi
President and Chief Executive Officer